Exhibit 5

EXECUTION VERSION

DIRECTOR NOMINATION AGREEMENT

DIRECTOR NOMINATION AGREEMENT, dated as of May 6, 2020 (this “Agreement”), by and between (i) Atento S.A., a société anonyme incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B185761, having its registered office at 1, rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg (the “Company”) and (ii) Chesham Investment Pte. Ltd. (together with its Affiliated Funds, “Chesham”).

WHEREAS, Chesham has agreed to acquire and hold 16,478,978 Ordinary Shares representing 21.85% of all Ordinary Shares outstanding as of the date hereof, pursuant to a share transfer agreement, dated on or about the date hereof, by and among Atalaya Luxco PIKco, as seller, Chesham and certain other persons named therein, severally and not jointly, as buyers, and the Company (the “Acquisition”).

WHEREAS, as an inducement for Chesham to acquire such Ordinary Shares and for other good and valuable consideration received, the parties hereto hereby agree that this Agreement shall govern certain rights and obligations with respect to the nomination of an individual for election to the board of directors (the “Board”) of the Company and certain other related matters.

WHEREAS, the Company deems it advisable and in the best interests of the Company to enter into this Agreement as set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.    Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acquisition” has the meaning set forth in the recitals hereto. “Acquisition Date” has the meaning set forth in Section 3(a).

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Fund” shall mean, with respect to any Person, (i) such Person’s Affiliates, which for purposes of this clause (i) only includes any investment fund, investment vehicle, investment account or holding company that is directly or indirectly managed or advised by the same manager or investment adviser as such Person or by an Affiliate of such manager or investment adviser, and (ii) (A) any member or general or limited partner of such Person and (B) any corporation, partnership, limited liability company or other entity that is an Affiliate of such Person or any general or limited partner of such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Articles of Association” means the Updated and Coordinated Articles of Association of the Company, dated as of February 18, 2019, as may be amended from time to time.

“Board” has the meaning set forth in the recitals above.

“Business Day” means any day of the year other than Saturdays, Sundays and public holidays in New York, New York or Luxembourg, Grand Duchy of Luxembourg.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereto.

“Covered Shares” means each Ordinary Share, and other securities convertible into or exchangeable for Ordinary Shares, beneficially owned by Chesham or in respect of which Chesham has the power and authority to direct the voting thereof, whether by proxy or other agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Chesham” has the meaning set forth in the preamble hereto.

“Chesham Nominee” has the meaning set forth in Section 2(a).

“Ordinary Shares” means the Company’s ordinary shares, with no nominal value, or any successor security thereto. References to “beneficial ownership” of Ordinary Shares or Covered Shares shall be interpreted within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision, for the purposes of this Agreement and of this Rule 13d-3 under the Exchange Act only.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity (or any department, agency or political subdivision thereof).

“Restricted Period” has the meaning set forth in Section 3(a).

“Restricted Shares” has the meaning set forth in Section 3(b).

“Shareholders” has the meaning set forth in Section 2(a).

“Transfer” means, with respect to any security, the sale, assignment, transfer, pledge, hypothecation, encumbrance or other disposition (whether for or without consideration) of such security. The term “Transferred” has a correlative meaning.

Section 2.    Board Number; Board Nomination.

(a)    For so long as Chesham beneficially owns 12.5% or more of the total number of Ordinary Shares outstanding, Chesham shall have the right (but not the obligation) pursuant to this Agreement to nominate to the Board one (1) director of the Class III and the Board shall, (i) include such individual in the slate of nominees recommended to the shareholders of the Company (the “Shareholders”) for election as a director of such Class at any annual or special general meeting of the Shareholders at which directors of such Class are to be elected and (ii) if applicable, appoint such individual as a director of such Class at any Board meeting at which directors of such Class are to be appointed by cooptation and whose final appointment shall be resolved at the next general meeting of the Shareholders (the “Chesham Nominee”).

(b)    For the purposes of paragraph (a) of this Section 2, if at the time of the nomination by Chesham envisaged therein, there are no or insufficient vacancies in Class III to allow for the appointment of the Chesham Nominee, the Chesham Nominee shall be recommended for appointment to the general meeting of the Shareholders of the Company or appointed by the Board (as applicable) to such class where sufficient vacancies are available (it being acknowledged and agreed that in no event shall the number of class vacancies or lack thereof at any particular time prevent Chesham from exercising its right to Board representation pursuant to this Agreement).

(c)    Vacancies arising through the death, resignation or removal of the Chesham Nominee who was nominated to the Board pursuant to this Section 2, may be filled by the Board only with a Chesham Nominee, and the director so appointed by the Board following a vacancy shall hold office until the next general meeting of the Shareholders at which the Board shall (and the Company shall use its best efforts to cause the Board to), whether acting through a duly authorized committee of the Board with director nominating responsibility or otherwise, recommend the confirmation of such appointment and the election of the Chesham Nominee.

(d)    The Parties acknowledge that the final decision to appoint a director or to confirm the appointment of a coopted director belongs to the general meeting of the shareholders of the Company, which remain free to accept or refuse the appointment of a Chesham Nominee. In the event that less than the total number of designees that Chesham shall be entitled to nominate pursuant to Section 2(a) have been elected or appointed, as applicable, as directors, then Chesham shall have the right, at any time, to nominate for appointment such additional designee(s) to which Chesham is entitled, in which case Section 2(a) or Section 2(c) hereof, as the case may be, shall apply.

(e)    Notwithstanding the provisions of this Section 2, Chesham shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Board or a duly authorized committee of the Board with director nominating responsibility (which determination shall set forth in writing reasonable grounds for such determination and be promptly disclosed to Chesham) that such Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, Chesham shall be entitled to select a Person as a replacement nominee and the Company shall use its best efforts to cause such Person to be nominated as the Chesham Nominee at the same meeting as such initial Person was to be nominated. Other than with respect to a determination described in the preceding sentence, the Company shall not have the right to, and shall use its best efforts to cause any other Person not to, object to any Chesham Nominee.

(f)    So long as Chesham beneficially owns 12.5% or more of the total number of Ordinary Shares outstanding, the Company shall not take, and shall use its best efforts to cause the Board to not, subject to any mandatory provision of Luxembourg law, take any corporate action to increase or decrease the eight-member size of the Board as of the date hereof without the prior written consent of Chesham. For the avoidance of doubt, no prior written consent shall be required for a decrease in the size of the Board pursuant to the terms of this Agreement or the terms of the agreements provided to Chesham pursuant to Section 10(a) of this Agreement; provided that such decrease in the size of the Board does not prevent Chesham from exercising all its rights under this Agreement.

(g)    So long as Chesham beneficially owns 12.5% or more of the total number of Ordinary Shares outstanding, the Company shall notify Chesham in writing of the date on which Shareholder meeting or Board meeting materials are expected to be mailed by the Company in connection with an election of directors at an annual or special general meeting of the Shareholders or an appointment as a director at any Board meeting at which directors of the Company are to be appointed, as applicable (and the Company shall deliver such notice at least sixty (60) days, in the case of a meeting of the Shareholders, and seven (7) days, in the case of a Board meeting (other than with respect to the Board meeting at which the initial Chesham Nominee is appointed to the Board, in respect of which the Company shall deliver such notice to Chesham as soon as practicable following the Acquisition Date) (or, in each case, such shorter period to which Chesham consents, which consent need not be in writing)) prior to such expected mailing date or such earlier date as may be specified by the Company reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such Shareholder or Board meeting materials at the time such Shareholder or Board meeting materials are mailed). The Company shall provide Chesham with a reasonable opportunity to review and provide comments on any portion of the meeting materials relating to the Chesham Nominee or the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company shall notify Chesham of any opposition to a Chesham Nominee sufficiently in advance of the date on which such meeting materials are to be mailed by the Company in connection with such election or appointment, as the case may be, of directors so as to enable Chesham to propose a replacement Chesham Nominee, if necessary, in accordance with the terms of this Agreement, and Chesham shall have ten (10) Business Days from receipt of such notice to designate another nominee.

(h)    In the event that Chesham ceases to have the right to designate a Person to serve as a director pursuant to this Section 2, Chesham shall use its best efforts to cause the Chesham Nominee to offer his or her resignation for consideration by the Board as promptly as reasonably practicable.

(i)    So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Articles of Association shall accommodate and be subject to and not in any respect conflict with the rights and obligations set forth herein.

Section 3.    Limitations on Transfers.

(a)    Chesham agrees that during the 24-month period following the date of the consummation of the Acquisition (the “Acquisition Date”), it will not Transfer any Covered Shares it owns as of the Acquisition Date; provided that for purposes of this Section 3(a), (x) Transfers to Affiliated Funds made in compliance with Section 3(b) and (y) any transaction not involving any public sale or distribution (including public sales pursuant to Rule 144) of any Covered Shares during such period shall each be excluded from the restrictions of this provision, and provided further, that following the one-year anniversary of the Acquisition Date, Covered Shares sold by Chesham in an underwritten public offering shall not be subject to this Section 3(a). Notwithstanding the foregoing, with the prior written consent of the Company, Chesham may sell Covered Shares without regard to the restrictions on Transfer set forth herein, including in an underwritten public offering.

(b)    Notwithstanding the Transfer restrictions set forth in this Section 3, Chesham may at any time Transfer Covered Shares it owns to one or more Affiliated Funds; provided that any such transferee pursuant to this Section 3(b) executes and delivers to the Company a joinder to this Agreement and will thereafter be a holder of the Covered Shares for purposes of this Agreement with the same rights and subject to the same limitations hereunder as the transferor (including, without limitation, the right of such transferee to Transfer Covered Shares to one or more Affiliated Funds of such transferee).

Section 4.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the beneficial owner thereof, and the Company shall have no authority to direct such beneficial owner in the voting or disposition of any of the Covered Shares, in each case, except as otherwise expressly provided herein.

Section 5.    Shareholder Capacity. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to Chesham solely in its capacity as a Shareholder holding or having the power and authority to direct the voting of Covered Shares and not in any other capacity and shall not apply to any stock (other than the Covered Shares) owned or controlled by Chesham, by ownership, proxy or otherwise. It is expressly understood that Chesham is not making any agreement or understanding on behalf of any designee or representative of Chesham who is a director, trustee, officer or fiduciary of the Company or its subsidiaries, and that neither Chesham nor any of its Affiliates shall have any liability as a result of voting for any director nominee in accordance with the provisions of this Agreement, including with respect to any act or omission by such director nominee.

Section 6.    Nominee Expenses and Other Rights. The Company shall (i) reimburse the Chesham Nominee for all reasonable and documented out-of-pocket expenses properly incurred in connection with his or her participation in the meetings of the Board or any committee of the Board and all functions and duties as a member of the Board, including all reasonable and documented travel, lodging and meal expenses, in each case to the same extent as the Company reimburses the other non-executive members of the Board for such expenses, (ii) at any general meeting of the Shareholders at which director compensation is to be determined, propose that the Chesham Nominee shall receive compensation for his or her service as a director and Board committee member, in the same manner and in the same amounts as that proposed by the Company to be received by each other non-executive director of the Company for such service; and (iii) provide the Chesham Nominee with indemnification and exculpation rights and directors and officers insurance coverage to the same extent provided to each other non-executive director of the Company.

Section 7.    Corporate Policies. Chesham acknowledges that the Chesham Nominee will be subject to all applicable corporate governance, conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines of the Company, each as approved by the Board from time to time to the extent such policies and guidelines are applicable to all non-executive directors. Without prejudice to the foregoing, the Company acknowledges that, except if the Board decides otherwise with respect to specific non-public Company information discussed in the Board, the Chesham Nominee may share and discuss information regarding the Company with (i) those principals and employees of Chesham and, on a need to know basis, Chesham’s Affiliates, in each case, who are responsible for Chesham’s investment in the Company, (ii) members of Chesham’s legal, compliance, accounting, tax and other internal professional staff and (iii) Chesham’s outside professional advisors.

Section 8.    Effectiveness. This Agreement shall become effective on the Acquisition Date.

Section 9.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement, unless otherwise provided in this Agreement, will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile or electronic mail to the recipient. Such notices, demands and other communications will be sent to the applicable party hereto at such address or to the attention of such other Person as is specified in the Company’s books and records or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

Section 10.    Miscellaneous.

(a)    Other Agreements. Prior to the execution of this Agreement, the Company has provided to Chesham any existing agreement and drafts of the substantially final forms of each agreement to be entered into with the Company’s securityholders (other than its employees) on or prior to the Acquisition Date, in each case, containing provisions relating to director nomination, voting or the sale, transfer or other disposition of securities (each, a “Similar Agreement”), and agrees not to enter into any amendment or modification to any such Similar Agreement (whether by amendment, supplement, replacement or otherwise) or to grant any waiver or consent under any such Similar Agreement unless the terms of such amendment, modification, waiver or consent are disclosed to Chesham and, subject to reasonable adjustments to be agreed between the Company and Chesham to reflect proportional holdings of Chesham and the relevant securityholder(s), offered to Chesham (giving effect to its existing rights and obligations under this Agreement). For the avoidance of doubt, if a Similar Agreement contains a provision substantively identical to Section 3(a) hereof and the Company waives any restriction(s) on Transfers set forth in such provision, the Company simultaneously will waive on the same terms the comparable restriction(s) on Transfer to which Chesham is subject under Section 3(a) hereof.

(b)    Corporate Approval. The Company hereby confirms that its entry into, execution and performance of this Agreement has been duly approved by the Board and that the Person(s) executing this Agreement on behalf of the Company have been duly authorized to do so and validly bind the Company.

(c)    No Inconsistent Agreements. The Company will not enter into or permit to remain effective any agreement, and will not, subject to any mandatory provision of Luxembourg law, propose or recommend any change to its Articles of Association, which is inconsistent with, violates or interferes with the practical exercise of the rights granted to Chesham in this Agreement.

(d)    Remedies. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(e)    Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver to or of this Agreement or any provision hereof shall be effective against the Company or Chesham unless such modification, amendment or waiver is approved in writing by the Company and Chesham. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its rights hereunder on any occasion or series of occasions.

(f)    Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of or create obligations to Chesham are also for the benefit of, and enforceable by, any transferee of the Covered Shares held by Chesham. Unless expressly authorized under this Agreement, this Agreement cannot be assigned by Chesham.

(g)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(h)    Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(i)    GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. The parties hereto irrevocably agree that any disputes arising out of or in connection with this Agreement shall be submitted exclusively to the courts of the City of Luxembourg, Grand Duchy of Luxembourg.

(j)    Time is of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day which is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

(k)    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l)    Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Ordinary Shares, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Ordinary Shares” shall include all such other securities.

(m)    Entire Agreement; Termination. This Agreement constitutes the full and entire understanding and agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. This Agreement shall terminate automatically and immediately and be of no further force and effect at such time as Chesham ceases to beneficially own at least 12.5% of the total number of Ordinary Shares outstanding. Upon a valid termination of this Agreement in accordance with this Section 10(m), this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of any party hereto with respect to the matters contemplated by this Agreement; provided, however, that the parties hereto shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6, Section 9, Section 10(i) and this Section 10(m), which provisions shall survive such termination.

(n)    Electronic Signatures. The Parties irrevocably and unreservedly agree that this Agreement and the other document(s) in question may be executed by way of qualified electronic signatures and the Parties agree that such document(s), or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

(o)    Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement. Neither the Company nor the Board shall directly or indirectly take any action that is intended to, or would reasonably be expected to result in, Chesham being deprived of the rights contemplated by this Agreement, subject to any mandatory provision of Luxembourg law.

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IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

ATENTO S.A.

By:	/s/ Thomas J. Iannotti
Name:
Title:	Authorized director

CHESHAM INVESTMENT PTE. LTD.

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

DocuSign Envelope ID: 34878451-E7C5-4F6F-86E4-9CEE58C2C17E

CHESHAM INVESTMENT PTE LTD

By:	/s/ Chan Sihong (Senior Vice President)
Name:	Sihong Chan
Title:	Authorized Signatory

[Signature Page to Director Nomination Agreement]